SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)

 Information to be included in Statements filed pursuant to Rules 13d-1(b), (c) and (d) and Amendments thereto filed pursuant to Rule 13d-2(b)

                               (AMENDMENT NO. 2)1

                                 S1 CORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   814279-10-5
                                   -----------
                                 (CUSIP Number)

                                December 31, 2000
--------------------------------------------------------------------------------
              Date of Event Which Requires Filing of this Statement

 CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH THIS SCHEDULE IS FILED:

 [ ]        Rule 13d-1(b)

 [ ]        Rule 13d-1(c)

 [X]        Rule 13d-1(d)



1/The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 4 Pages
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
========================================                                       =====================================

        CUSIP NO. 814279-10-5                             13G                            Page 2 of 4 Pages
========================================                                       =====================================

====================================================================================================================

1.               NAMES OF REPORTING PERSONS
                 I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                 Michael C. McChesney
--------------------------------------------------------------------------------------------------------------------

2.               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)      [ ]
                                                                      (b)      [ ]
--------------------------------------------------------------------------------------------------------------------

3.               SEC USE ONLY

--------------------------------------------------------------------------------------------------------------------

4.               CITIZENSHIP OR PLACE OF ORGANIZATION

                    United States of America
--------------------------------------------------------------------------------------------------------------------

                                    5.             SOLE VOTING POWER

                                                   601,292
            NUMBER OF               --------------------------------------------------------------------------------
              SHARES
           BENEFICIALLY             6.             SHARED VOTING POWER
             OWNED BY
               EACH                                 -0-
            REPORTING               --------------------------------------------------------------------------------
              PERSON
               WITH                 7.             SOLE DISPOSITIVE POWER

                                                   601,292
                                    --------------------------------------------------------------------------------

                                    8.             SHARED DISPOSITIVE POWER

                                                   535,000
--------------------------------------------------------------------------------------------------------------------

9.               AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                 1,136,292
--------------------------------------------------------------------------------------------------------------------

10.              CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                 CERTAIN SHARES*                                               [ ]

--------------------------------------------------------------------------------------------------------------------

11.              PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                 2.0%
--------------------------------------------------------------------------------------------------------------------

12.              TYPE OF REPORTING PERSON*
                    IN
====================================================================================================================
                                        *SEE INSTRUCTIONS BEFORE FILLING OUT

                                                  Page 2 of 4 Pages

         Schedule 13G, as originally filed March 10, 1999 and as amended prior to this filing, is further amended as of December 31, 2000 as set forth below:

ITEM 1(A).        NAME OF ISSUER:

                  S1 Corporation

ITEM 1(B).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  3390 Peachtree Road, NE
                  Suite 1700
                  Atlanta, Georgia 30326

ITEM 2(A).        NAME OF PERSON FILING:

                  Michael C. McChesney

ITEM 2(B)         ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  37 Muscogee Avenue
                  Atlanta, Georgia 30305

ITEM 2(C).        CITIZENSHIP:

                  United States of America

ITEM 2(D).        TITLE OF CLASS OF SECURITIES:

                  Common Stock, par value $.01 per share

ITEM 2(E).        CUSIP NUMBER:

                  814279 10 5

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

                  Not applicable.

ITEM 4.           OWNERSHIP:

(a)      Amount beneficially owned:                                    1,136,292

(b)      Percent of class:                                                  2.0%

(c)      Number of shares as to which such person has:

(i)      Sole power to vote or to direct the vote                        601,292

(ii)     Shared power to vote or to direct the vote                          -0-

(iii)    Sole power to dispose or to direct the disposition of           601,292

(iv)     Shared power to dispose or to direct the disposition of         535,000

                                Page 3 of 4 Pages

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.:

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [X]

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

Not applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

Not applicable.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.

Not applicable.

ITEM 10.  CERTIFICATIONS.

Not applicable.

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth above in this statement is true, complete and correct.

                                                     February 14, 2001



                                                     /s/ Michael C. McChesney
                                                     ---------------------------
                                                     Michael C. McChesney


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